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                                                               Page 1 of 7 Pages

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
             -------------------------------------------------------
                                  SCHEDULE 13G

                                 (RULE 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                              (AMENDMENT NO. 1)(1)


                              DIGITAL ISLAND, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   25385N-10-1
--------------------------------------------------------------------------------
                                 (CUSIP Number)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

       / /   Rule 13d-1(b)

       / /   Rule 13d-1(c)

       /X/   Rule 13d-1(d)

-------------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO. 25385N-10-1                 13G                      Page 2 of 7 Pages
--------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSONS
               S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                    CROSSPOINT VENTURE PARTNERS 1996, A CALIFORNIA LIMITED PARTNERSHIP (77-0418388)
--------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a)/ /  (b)/X/
--------------------------------------------------------------------------------
      3        SEC USE ONLY
--------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

                      CALIFORNIA LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY        5       SOLE VOTING POWER                 0
   OWNED BY EACH REPORTING       -----------------------------------------------
         PERSON WITH                 6       SHARED VOTING POWER               0
                                 -----------------------------------------------
                                     7       SOLE DISPOSITIVE POWER            0
                                 -----------------------------------------------
                                     8       SHARED DISPOSITIVE POWER          0
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
               REPORTING PERSON                                                0
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                  / /
               EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                 0
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*                                      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP NO. 25385N-10-1                 13G                      Page 3 of 7 Pages
--------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSONS
               S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   CROSSPOINT ASSOCIATES 1996, LLC A DELAWARE LIMITED LIABILITY COMPANY (77-0418392)
--------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a)/ /  (b)/X/
--------------------------------------------------------------------------------
      3        SEC USE ONLY
--------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

                      DELAWARE LIMITED LIABILITY COMPANY
--------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY        5       SOLE VOTING POWER                 0
   OWNED BY EACH REPORTING      ------------------------------------------------
         PERSON WITH                 6       SHARED VOTING POWER               0
                                ------------------------------------------------
                                     7       SOLE DISPOSITIVE POWER            0
                                ------------------------------------------------
                                     8       SHARED DISPOSITIVE POWER          0
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
               REPORTING PERSON                                                0
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                  / /
               EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                 0
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*                                      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP NO. 25385N-10-1                 13G                      Page 4 of 7 Pages
--------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSONS
               S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                      RICHARD SHAPERO
--------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a)/ /  (b)/X/
--------------------------------------------------------------------------------
      3        SEC USE ONLY
--------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

                      UNITED STATES
--------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY        5       SOLE VOTING POWER                 0
   OWNED BY EACH REPORTING      ------------------------------------------------
         PERSON WITH                 6       SHARED VOTING POWER               0
                                ------------------------------------------------
                                     7       SOLE DISPOSITIVE POWER            0
                                ------------------------------------------------
                                     8       SHARED DISPOSITIVE POWER          0
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
               REPORTING PERSON                                                0
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                  / /
               EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                 0
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*                                      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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                                                               Page 5 of 7 Pages

       ITEM 1(a)         NAME OF ISSUER:

                         Digital Island, Inc.

       ITEM 1(b)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                         45 Fremont Street, 12th Floor, San Francisco, CA 94105

     ITEM 2(a)-(c)       NAME OF PERSON FILING:
                         This statement is being filed by Crosspoint Associates 1996 whose principal business address is 2925 Woodside Road, Woodside, CA 94062. Richard Shapero, a general partner of Crosspoint Associates 1996 , whose principal business address is c/o Crosspoint Venture Partners, 2925 Woodside Road, Woodside, CA 94062, is a United States citizen.
                         Crosspoint Associates 1996 is general partner to Crosspoint Venture Partners 1996.

       ITEM 2(d)         TITLE OF CLASS OF SECURITIES:

                         Common Stock

       ITEM 2(e)         CUSIP NUMBER:

                         25385N-10-1

        ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                         Not Applicable

        ITEM 4.          OWNERSHIP.

                         See Items 5-11 of cover sheets hereto.

        ITEM 5.          OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                         This statement is being filed to report the fact that as of the date hereof each reporting person has ceased to be the beneficial owner of more than five percent (5%) of the Common Stock of Digital Island, Inc.

        ITEM 6.          OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                         ANOTHER PERSON.

                         Not applicable

        ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                         Not Applicable

        ITEM 8.          IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
                         GROUP.

                         Not Applicable

        ITEM 9.          NOTICE OF DISSOLUTION OF GROUP.

                         Not Applicable

       ITEM 10.          CERTIFICATION.

                         Not Applicable

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                                                               Page 6 of 7 Pages

                                   SIGNATURES

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:        February 14, 2001

RICHARD SHAPERO                           CROSSPOINT ASSOCIATES 1996, LLC, A
                                          DELAWARE LIMITED LIABILITY COMPANY


Signature:   /s/  Richard Shapero         Signature:   /s/ Richard Shapero
           --------------------------                -------------------------
             Richard Shapero                           Richard Shapero
                                                       A General Partner

                                          CROSSPOINT VENTURE PARTNERS 1996, A
                                          CALIFORNIA LIMITED PARTNERSHIP


                                          By:  Crosspoint Associates 1996, LLC,
                                          a Delaware limited liability
                                          company, its General Partner


                                          Signature:  /s/  Richard Shapero
                                                     -------------------------
                                                      Richard Shapero
                                                      A General Partner

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                                                               Page 7 of 7 Pages


                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

           The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the statement dated February 14, 2001, containing the information required by Schedule 13G, for the Shares Digital Island, Inc., held by Crosspoint Venture Partners 1996, a California limited partnership, and with respect to the general partner, such other holdings as may be reported therein.

Date:        February 14, 2001

RICHARD SHAPERO                           CROSSPOINT ASSOCIATES 1996, LLC, A
                                          DELAWARE LIMITED LIABILITY COMPANY


Signature:   /s/  Richard Shapero         Signature:   /s/ Richard Shapero
           ----------------------------              -------------------------
             Richard Shapero                           Richard Shapero
                                                       A General Partner

                                          CROSSPOINT VENTURE PARTNERS 1996, A
                                          CALIFORNIA LIMITED PARTNERSHIP


                                          By:  Crosspoint Associates 1996, LLC,
                                          a Delaware limited liability company,
                                          its General Partner


                                          Signature:  /s/  Richard Shapero
                                                     -------------------------
                                                      Richard Shapero
                                                      A General Partner